Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-187807 on Form S-4 of our report relating to the financial statements of Office Depot, Inc. dated February 20, 2013 and April 30, 2013 as to the effects of (i) the change in accounting principle described in Note A, and (ii) changes in reportable segment presentation described in Note A, Note B, and Note O (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of the change in accounting principle and changes in reportable segment presentation) appearing in Current Report on Form 8-K dated April 30, 2013, and our reports dated February 20, 2013, relating to the financial statement schedule of Office Depot, Inc., and the effectiveness of Office Depot, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Office Depot, Inc. for the year ended December 29, 2012. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Boca Raton, Florida

June 3, 2013